ARTICLES OF INCORPORATION

                                       OF

                        DEERBROOK PUBLISHING GROUP, INC.

     ARTICLE 1. The name of the corporation shall be DEERBROOK PUBLISHING GROUP, INC. (the "Corporation").

     ARTICLE 2. The Corporation's principal office in the State of Nevada is located at 202 South Minnesota Avenue, Carson City, Nevada 89703. The name and street address of its resident agent is Capitol Document Services, Inc., 202 South Minnesota Avenue, Carson City, Nevada 89703.

     ARTICLE 3. The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Nevada General Corporation Law, as it may be amended from time to time (the "General Corporation Law").

     ARTICLE 4. The Corporation shall be authorized to issue two classes of shares of capital stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock and Preferred Stock that the Corporation shall have authority to issue is thirty-five million (35,000,000) of which twenty-five million (25,000,000) shares shall be Common Stock and ten million (10,000,000) shall be Preferred Stock. The par value of the shares of Common Stock is One Tenth of One Cent ($0.001) per share. The par value of the shares of Preferred Stock is One Tenth of One Cent ($0.001) per share.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including, but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series.

     ARTICLE 5. The governing board of the Corporation shall be known as directors, and the number of directors may be increased or decreased from time to time as set forth in the bylaws of the Corporation. The initial board of directors shall consist of three (3) members. The names and addresses of the persons who are to serve as members of the initial board of directors until their successors are elected and qualified or until their earlier resignation or removal are:

     Name                                  Address
     ----                                  -------
     Mark L. Eaker                         4644 South 36th Place
                                           Phoenix, Arizona 85040

     Keith M. Chesser                      6815 South McClintock, #2213
                                           Tempe, Arizona 85283

     Michael A. Santellanes                190 West Calle de Caballos
                                           Tempe, Arizona 85284

     ARTICLE 6. The personal liability of any director of the Corporation to the Corporation or its stockholders for damages for breach of fiduciary duties as a director is hereby eliminated to the fullest extent allowed by the General Corporation Law.

     ARTICLE 7. The names and positions of the persons who are to serve as the initial officers of the Corporation, until their successors are duly elected and qualified or until their earlier resignation or removal are:

     Name                                  Office
     ----                                  ------
     Mark L. Eaker                         President and Chief Executive Officer

     Keith M. Chesser                      Executive Vice President, Chief
                                           Financial Officer and Secretary

     Michael A. Santellanes                Treasurer

     ARTICLE 7. Keith M. Chesser, 6815 South McClintock, #2213, Tempe, Arizona 85283 is the sole Incorporator of the Corporation.

     THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law, does make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 2nd day of December, 1999.


                                         /s/ Keith M. Chesser
                                         ---------------------------------------
                                         Keith M. Chesser, Incorporator

     The foregoing instrument was executed by Keith M. Chesser in the presence of a notary public in and for the State of Arizona this 2nd day of December, 1999.

                                         /s/ Jamie Sue Pratt
                                         ---------------------------------------
                                         Notary Public

           CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

                        DEERBROOK PUBLISHING GROUP, INC.

     Capitol Document Services, Inc. hereby accepts appointment as Resident Agent for the above named corporation. Capitol Document Services, Inc.


                                         By: /s/ Lee Ann Brooks
                                             -----------------------------------

                                         Its: /s/ Corporate Paralegal
                                             -----------------------------------

DEC. 3, 1999
-------------------
Date